SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 ------------

                                    FORM 8-K

                                 CURRENT REPORT



      PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



        Date of report (Date of earliest event reported): February 15, 2000



                             KEY TECHNOLOGY, INC.
              (Exact name of registrant as specified in charter)


             OREGON                    0-21820               93-0822509
(State or other jurisdiction of    (Commission File        (IRS Employer
         incorporation)                Number)          Identification No.)



                                150 AVERY STREET
                        WALLA WALLA, WASHINGTON 99362
             (Address of principal executive offices) (Zip Code)



                                (509) 529-2161
             (Registrant's telephone number, including area code)

ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS.

       Effective July 12, 2000, KTC Acquisition Corp. ("KTC"), an Oregon corporation and wholly-owned subsidiary of Key Technology, Inc. ("Key Technology" or the "Company") merged with and into Advanced Machine Vision Corporation, a California corporation ("AMVC"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 15, 2000, as amended by Amendment No. 1 dated as of February 25, 2000, and as amended by Amendment No. 2 dated as of April 24, 2000, by and among the Company, KTC and AMVC (the "Merger"). AMVC was the surviving corporation in the Merger and became a wholly-owned subsidiary of the Company. A copy of the press release announcing the consummation of the Merger is filed as Exhibit 99.1 to this report.

       At the Effective Time of the Merger (the "Effective Time"), each issued and outstanding share of AMVC common stock, no par value, was converted into the right to receive:

o   $1.00 per share in cash.

o 1/10 of a share of Key Technology Series B convertible preferred stock ("Series B"). Each whole share of Series B is redeemable for $10.00 in cash any time after two years, or convertible at any time into 2/3 of a share of Key Technology common stock.

o 1/40 of a five-year warrant to purchase Key Technology common stock (the "Warrant"). Each whole Warrant is redeemable at any time for $10.00 in cash, or can be exercised to purchase one share of Key Technology common stock at an exercise price of $15.00 per share.

       No fractional shares of Key Technology Series B convertible preferred stock, common stock or warrants will be issued in connection with the Merger. Instead of any fractional shares of preferred stock or fractional warrant, AMVC shareholders will receive an amount of cash equal to the amount determined by multiplying their fraction by $10.00. Instead of any fractional share of common stock issuable upon exercise of warrants, warrant holders will receive an amount of cash equal to the amount determined by multiplying their fraction by the then fair market value per share of Key Technology common stock.

       At the Effective Time, FMC Corporation, the sole holder of AMVC Series B preferred stock, received the right to convert each share of AMVC Series B preferred stock into one share of Key Technology Series C convertible preferred stock ("Series C"). Each share of Series C is accompanied by a warrant, redeemable at any time by the holder for $2.50 in cash and exercisable at any time to purchase one-quarter of a share of Key Technology common stock at a price of $15.00 per share. Each share of Series C is convertible at any time at the election of the holder into 12/3 shares of Key Technology common stock and may be redeemed at the election of the holder at any time after issuance for $20.00 per share. In addition, an option for AMVC common stock held by FMC Corporation was converted into an option to purchase 210,000 shares of Key Technology Series B convertible preferred stock plus a warrant to purchase 52,500 shares of Key Technology common stock.

       The Merger will be accounted for as a purchase transaction for financial accounting purposes in accordance with generally accepted accounting principals.

       The consideration paid by Key Technology was determined pursuant to arm's length negotiations. Key Technology financed the cash payments to be made and any redemption of the warrants issued to the AMVC shareholders through an operating line of credit and a revolving credit loan totaling $14,500,000 from U.S. Bank National Association. The assets acquired by Key Technology in the Merger were used to design and manufacture machine vision systems for the food processing industry and industrial markets including tobacco, plastics and pulp wood industries. Key Technology intends to continue using the assets in the same manner.

       Material relationships between AMVC and Key Technology, any affiliate, director or officer of Key Technology or any associate of any such director or officer include:

o arrangements with the directors and officers of AMVC and the holder of the AMVC Series B preferred stock that grant the parties insurance and indemnification against liabilities, including Key Technology maintaining directors' and officers' liability insurance arising out of such person's services as a director or officer of AMVC for the next six years;

o change of control payments aggregating up to approximately $2,000,000, subject to certain limitations of the Internal Revenue Code, to certain officers and directors of AMVC pursuant to employment agreements;

o amendments to restricted stock agreements that permit certain directors or officers of AMVC and its subsidiaries to participate in a "cashless exercise" of their restricted stock; and

o arrangements with FMC Corporation pursuant to which FMC Corporation voted its shares of preferred stock in favor of the Merger and terminated certain agreements with AMVC in exchange for receiving Key Technology Series C preferred stock which has certain rights and privileges different from and superior to the Key Technology Series B preferred stock.

       AMVC designs, develops, manufactures and markets machine vision systems that process images not discernible to the human eye. These systems combine technologies in four key areas (lighting, cameras, processors and software) to improve quality, enhance yield, reduce production costs and increase throughput in a variety of markets and applications where human vision is inadequate due to fatigue, visual acuity or speed. Key Technology designs, manufactures, sells and services process automation systems, primarily for the food processing industry, that process product streams of discrete pieces to improve food safety and quality. These systems integrate electro-optical automated inspection and sorting systems, specialized conveying systems and process and preparation systems.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

       (a)  Financial Statements of Business Acquired.

            The following financial statements of AMVC and the report of PricewaterhouseCoopers LLP, independent certified public accountants, are included in this report:

       Report of Independent Accountants

       Consolidated Balance Sheets -- March 31, 2000 (unaudited),
       December 31, 1999 and 1998

       Consolidated Statements of Operations -- Fiscal Years Ended December 31, 1999, 1998 and 1997 and the three months ended March 31, 2000 and 1999 (unaudited)

       Consolidated Statements of Mandatorily Redeemable Preferred Stock and Non-Redeemable Shareholders' Equity -- Fiscal Years Ended
       December 31, 1999, 1998 and 1997 and the three months ended
       March 31, 2000 (unaudited)

       Consolidated Statements of Cash Flows -- Fiscal Years Ended December 31, 1999, 1998 and 1997 and the three months ended March 31, 2000 and 1999 (unaudited)

       Notes to Consolidated Financial Statements

       Financial Statement Schedule:

         Schedule VIII -- Valuation and Qualifying Accounts

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Advanced Machine Vision Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of mandatorily redeemable preferred stock and non-redeemable shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Advanced Machine Vision Corporation and its subsidiaries (the "Company") at
December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

       As discussed more fully in Note 1, the Company has restated its 1998 financial statements to account for a redemption feature included in the October 1998 Preferred Stock agreement with FMC Corporation. The carrying value of the Preferred Stock of $2,579,000, which was previously presented as a component of stockholders' equity, has been reclassified as mandatorily redeemable preferred stock, outside of shareholders' equity, at December 31, 1998. The restatement of the 1998 financial statements had no effect on the Company's net income, total assets or total liabilities.




/s/ PRICEWATERHOUSECOOPERS LLP
---------------------------------------------------------
PricewaterhouseCoopers LLP
Portland, Oregon
February 29, 2000

                       ADVANCED MACHINE VISION CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                          (IN THOUSANDS, EXCEPT SHARES)

                                                                               DECEMBER 31,
                                                             MARCH 31,     --------------------
                                                               2000          1999        1998
                                                            -----------    --------    --------
                                                            (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...............................   $  2,298      $  5,889    $  4,423
  Accounts receivable, net of allowance for doubtful
     accounts of $205,000 at March 31, 2000, December 31,
     1999 and $230,000 at December 31, 1998...............      2,687         1,601       4,073
  Inventories (Note 2)....................................      8,572         8,399       7,379
  Prepaid expenses........................................        218           206         181
  Current deferred tax asset (Note 7).....................        870           870       1,175
                                                             --------      --------    --------
       Total current assets...............................     14,645        16,965      17,231
Property, plant and equipment -- net (Notes 3 and 6)......      4,713         4,860       5,274
Intangible assets, net (Note 4)...........................      3,995         4,175       4,894
Deferred tax asset (Note 7)...............................      1,230         1,230         925
Other assets..............................................        722           790       1,515
                                                             --------      --------    --------
                                                             $ 25,305      $ 28,020    $ 29,839
                                                             ========      ========    ========
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
AND NON-REDEEMABLE SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................   $  1,375      $    937    $    984
  Short-term borrowings (Note 6)..........................         --         2,000          --
  Accrued liabilities (Notes 5 and 9).....................        638           388         997
  Customer deposits.......................................      1,917         1,569       1,151
  Accrued payroll.........................................        665           714         761
  Warranty reserve........................................        351           373         448
  Current portion of notes payable (Note 6)...............         43            43         790
                                                             --------      --------    --------
       Total current liabilities..........................      4,989         6,024       5,131
                                                             --------      --------    --------
Notes payable to related parties, less current portion
  (Note 6)................................................      2,500         2,500       4,779
Notes payable, less current portion (Note 6)..............      3,784         3,794       3,083
                                                             --------      --------    --------
       Total notes payable................................      6,284         6,294       7,862
                                                             --------      --------    --------
Commitments and contingencies (Note 9)....................
Mandatorily redeemable preferred stock (Note 10):
  Series B -- No par value;  119,106 shares  authorized
     and outstanding at March 31, 2000, December 31, 1999
     and 1998 (aggregate liquidation preference of
     $2,620,000)..........................................      2,579         2,579       2,579
                                                             --------      --------    --------
Non-redeemable shareholders' equity (Notes 8 and 10):
     Common stock:
      Class A and B -- No par value;  63,000,000 shares
       authorized; 12,927,000, 12,970,000 and 10,720,000
       shares issued and  outstanding at March 31, 2000,
       December 31, 1999 and 1998, respectively...........     26,053        26,103      24,329
  Common stock warrants...................................         --            --         110
  Additional paid in capital..............................      5,020         5,020       4,910
  Accumulated deficit.....................................    (19,596)      (18,007)    (15,112)
  Accumulated other comprehensive income..................        (24)            7          30
                                                             --------      --------    --------
       Total non-redeemable shareholders' equity..........     11,453        13,123      14,267
                                                             --------      --------    --------
                                                             $ 25,305      $ 28,020    $ 29,839
                                                             ========      ========    ========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       ADVANCED MACHINE VISION CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,             YEAR ENDED DECEMBER 31,
                                                        -------------------------   ---------------------------
                                                           2000          1999        1999      1998      1997
                                                        -----------   -----------   -------   -------   -------
                                                        (UNAUDITED)   (UNAUDITED)
Net sales.............................................    $ 5,388       $ 5,158     $24,312   $27,041   $31,974
Cost of sales.........................................      2,822         2,504      12,212    12,585    16,042
                                                          -------       -------     -------   -------   -------
Gross profit..........................................      2,566         2,654      12,100    14,456    15,932
                                                          -------       -------     -------   -------   -------
Operating expenses:
  Selling and marketing...............................      1,422           947       5,948     4,762     4,930
  Research and development............................      1,253         1,260       4,758     5,024     3,950
  General and administrative..........................      1,191           794       3,191     3,413     3,303
  Goodwill amortization...............................        180           180         720       695       731
                                                          -------       -------     -------   -------   -------
                                                            4,046         3,181      14,617    13,894    12,914
                                                          -------       -------     -------   -------   -------
Income (loss) before other income and expense.........     (1,480)         (527)     (2,517)      562     3,018
Other income and expense:
  Gain on sale of Pulsarr.............................         --            --          --        --     4,989
  Investment and other income.........................         59            67         191       286       371
  Interest expense....................................       (168)         (140)       (569)     (689)   (1,263)
                                                          -------       -------     -------   -------   -------
Income (loss) before income taxes.....................     (1,589)         (600)     (2,895)      159     7,115
Provision for (benefit from) income taxes (Note 7)....         --           (24)         --    (2,083)       99
                                                          -------       -------     -------   -------   -------
Net income (loss).....................................    $(1,589)      $  (576)    $(2,895)  $ 2,242   $ 7,016
                                                          =======       =======     =======   =======   =======
Earnings (loss) per share (Note 10):
  Basic...............................................    $ (0.13)      $ (0.05)    $ (0.24)  $  0.21   $  0.64
  Diluted.............................................    $ (0.13)      $ (0.05)    $ (0.24)  $  0.18   $  0.49
Shares used in per-share calculations:
  Basic...............................................     12,285        11,520      12,084    10,517    11,002
  Diluted.............................................     12,285        11,520      12,084    14,735    14,888

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       ADVANCED MACHINE VISION CORPORATION

       CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE PREFERRED STOCK
                    AND NON-REDEEMABLE SHAREHOLDERS' EQUITY

                FOR THE THREE YEARS ENDED DECEMBER 31, 1999 AND
               THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                     NON-REDEEMABLE SHAREHOLDER'S EQUITY
                                        MANDATORILY REDEEMABLE     ---------------------------------------
                                           PREFERRED STOCK
                                       ------------------------
                                               SERIES B                   COMMON STOCK             COMMON
                                       ------------------------    ---------------------------     STOCK
                                         SHARES        AMOUNT        SHARES          AMOUNT       WARRANTS
                                       ----------    ----------    -----------    ------------    --------
Balance, December 31, 1996...........          --    $       --     11,250,000    $     25,720    $  2,403
Issuance of restricted stock.........          --            --      2,000,000              --          --
Retirement of restricted stock.......          --            --     (1,800,000)             --          --
Repurchase of Class A Common Stock
  and Class F and H Warrants.........          --            --     (1,001,000)         (1,782)       (180)
Exercise of options..................          --            --         97,000              97          --
Partial conversion of note payable...          --            --        133,000             250          --
Expiration of warrants...............          --            --             --              --         (26)
Translation adjustment...............          --            --             --              --          --
Net income...........................          --            --             --              --          --
                                       ----------    ----------    -----------    ------------    --------
Balance, December 31, 1997...........          --            --     10,679,000          24,285       2,197
Comprehensive income 1997............
Expiration of warrants...............          --            --             --              --      (2,087)
Exercise of options..................          --            --          8,000               8          --
Issuance of restricted stock.........          --            --         33,000              36          --
Issuance of mandatorily redeemable
  preferred stock....................     119,106         2,579             --              --          --
Translation adjustment...............          --            --             --              --          --
Net income...........................          --            --             --              --          --
                                       ----------    ----------    -----------    ------------    --------
Balance, December 31, 1998...........     119,106         2,579     10,720,000          24,329         110
Comprehensive income 1998............
Conversion of note payable...........          --            --      1,800,000           1,774          --
Expiration of warrants...............          --            --             --              --        (110)
Issuance of restricted stock.........          --            --        450,000              --          --
Translation adjustment...............          --            --             --              --          --
Net (loss)...........................          --            --             --              --          --
                                       ----------    ----------    -----------    ------------    --------
Balance, December 31, 1999...........     119,106    $    2,579     12,970,000    $     26,103    $     --
Comprehensive (loss) 1999............
Repurchase of Common Stock...........          --                      (43,000)            (50)         --
Translation adjustment...............          --            --             --              --          --
Net (loss)...........................          --            --             --              --          --
Balance, March 31, 2000..............     119,106    $    2,579     12,927,000    $     26,053    $
                                       ==========    ==========    ===========    ============    ========
Comprehensive (loss) for the three
months ended March 31, 2000..........

                                           NON-REDEEMABLE SHAREHOLDER'S EQUITY
                                       -------------------------------------------

                                                                      ACCUMULATED

                                       ADDITIONAL                        OTHER
                                         PAID IN      ACCUMULATED    COMPREHENSIVE    COMPREHENSIVE
                                         CAPITAL        DEFICIT         INCOME           INCOME
                                       -----------    -----------    -------------    -------------
Balance, December 31, 1996...........  $     2,797    $   (24,370)     $    (50)
Issuance of restricted stock.........           --             --            --
Retirement of restricted stock.......           --             --            --
Repurchase of Class A Common Stock
  and Class F and H Warrants.........           --             --            --
Exercise of options..................           --             --            --
Partial conversion of note payable...           --             --            --
Expiration of warrants...............           26             --            --
Translation adjustment...............           --             --            50        $        50
Net income...........................           --          7,016            --              7,016
                                       -----------    -----------      --------        -----------
Balance, December 31, 1997...........        2,823        (17,354)           --
Comprehensive income 1997............                                                  $     7,066
                                                                                       ===========
Expiration of warrants...............        2,087             --            --
Exercise of options..................           --             --            --
Issuance of restricted stock.........           --             --            --
Issuance of mandatorily redeemable
  preferred stock....................           --
Translation adjustment...............           --             --            30        $        30
Net income...........................           --          2,242            --              2,242
                                       -----------    -----------      --------        -----------
Balance, December 31, 1998...........        4,910        (15,112)           30
Comprehensive income 1998............                                                  $     2,272
                                                                                       ===========
Conversion of note payable...........           --             --            --
Expiration of warrants...............          110             --            --
Issuance of restricted stock.........           --             --            --
Translation adjustment...............           --             --           (23)       $       (23)
Net (loss)...........................           --         (2,895)           --             (2,895)
                                       -----------    -----------      --------        -----------
Balance, December 31, 1999...........  $     5,020    $   (18,007)     $      7
Comprehensive (loss) 1999............                                                  $    (2,918)
                                                                                       ===========
Repurchase of Common Stock...........           --             --            --
Translation adjustment...............           --             --           (31)       $       (31)
Net (loss)...........................           --         (1,589)                          (1,589)
Balance, March 31, 2000..............  $     5,020    $   (19,596)     $    (24)
                                       ===========    ===========      ========        ===========
Comprehensive (loss) for the three
  months ended March 31, 2000........                                                  $    (1,620)
                                                                                       ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                       ADVANCED MACHINE VISION CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   THREE MONTHS ENDED
                                                        MARCH 31,             YEAR ENDED DECEMBER 31,
                                                -------------------------   ---------------------------
                                                   2000          1999        1999      1998      1997
                                                -----------   -----------   -------   -------   -------
                                                (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...........................    $(1,589)      $  (576)    $(2,895)  $ 2,242   $ 7,016
  Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
     operating activities:
     Benefit from deferred income taxes.......         --            --          --    (2,100)       --
     Gain on sale of Pulsarr..................         --            --          --        --    (4,989)
     Charge for deferred debt issuance
       costs..................................         --            --          --        --       233
     Depreciation and amortization............        371           373       1,550     1,610     1,369
     Changes in assets and liabilities (net of
       amounts purchased/sold in
       acquisition/divesture):
       Accounts receivable....................     (1,086)           35       2,472    (1,363)       11
       Inventories............................       (173)         (447)     (1,020)   (2,199)     (499)
       Prepaid expenses and other assets......         56           119         699      (760)     (186)
       Accounts payable, accrued liabilities,
          customer deposits, accrued payroll
          and warranty reserve................        965           (89)       (113)     (539)      842
                                                  -------       -------     -------   -------   -------
       Net cash provided by (used in)
          operating activities................     (1,456)         (585)        693    (3,109)    3,797
                                                  -------       -------     -------   -------   -------
Cash (used in) provided by investing
 activities:
  Proceeds from sale of Pulsarr...............         --            --          --        --     7,010
  Purchases of property and equipment.........        (55)          (22)       (438)   (1,383)   (1,014)
                                                  -------       -------     -------   -------   -------
       Net cash (used in) provided by
          investing activities................        (55)          (22)       (438)   (1,383)    5,996
                                                  -------       -------     -------   -------   -------
Cash (used in) provided by financing
  activities:
  Proceeds from (repayment of) line of credit
     borrowings...............................     (2,000)           --       2,000        --        --
  Notes payable to bank and others -- net.....        (10)         (759)       (789)      283    (3,792)
  Proceeds from issuance of mandatorily
     redeemable preferred stock...............         --            --          --     2,579        --
  Proceeds from exercise of stock options.....         --            --          --         8        97
  Repurchase of Common Stock and Warrants.....        (50)           --          --        --    (1,962)
                                                  -------       -------     -------   -------   -------
       Net cash (used in) provided by
          financing activities................     (2,060)          759       1,211     2,870    (5,657)
                                                  -------       -------     -------   -------   -------
Effect of exchange rate changes on cash.......        (20)           --          --        --        --
                                                  =======
Net increase (decrease) in cash...............      3,591        (1,366)      1,466    (1,622)    4,136
Cash and cash equivalents, beginning of the
  period......................................      5,889         4,423       4,423     6,045     1,909
                                                  -------       -------     -------   -------   -------
Cash and cash equivalents, end of the
  period......................................    $ 2,298       $ 3,057     $ 5,889   $ 4,423   $ 6,045
                                                  =======       =======     =======   =======   =======
Supplemental disclosures of cash flow
 information: Cash paid for:
     Interest.................................    $   181       $   143     $   532   $   583   $   939
     Income taxes.............................    $    --       $    --     $    --   $    62   $    20
Supplemental disclosures of non-cash investing
  and financing activities:
  Conversion of debt, including accrued
     interest, to equity......................    $    --       $ 1,774     $ 1,774   $    --   $    --

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Advanced Machine Vision Corporation ("AMV" or the "Company") and its four wholly-owned subsidiaries: SRC VISION, Inc. and its wholly-owned SRC VISION BV subsidiary ("SRC"); Ventek, Inc. ("Ventek"); ARC Netherlands BV (inactive) and its respective wholly-owned subsidiary, Pulsarr Holding BV ("Pulsarr"), from its March 1, 1996 acquisition date to its May 6, 1997 disposition date (see Note 4); and Applied Laser Systems, Inc. (inactive).

    Through its subsidiaries, the Company designs, manufactures and markets computer-aided vision defect detection and sorting and defect removal equipment for use in a variety of applications, including food processing, wood products and recycling. The Company's systems combine optical and mechanical systems technologies to perform diverse scanning, analytical sensing, measuring and sorting applications on a variety of products such as food, wood and plastics. The Company sells its products throughout the world (see Note 11).


INTERIM FINANCIAL STATEMENTS (UNAUDITED)

    The accompanying interim financial statements as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 are unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the annual audited financial statements and reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position at March 31, 2000, its results of operations and its cash flows for the three-month periods ended March 31, 2000 and 1999. The results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.


EFFECTS OF RESTATEMENTS

    As described in Note 10, the Company issued 119,106 shares of Series B Preferred Stock ("Preferred Stock") to FMC Corporation in October 1998.

    The Preferred Stock is subject to redemption requirements that are outside the control of the Company under certain change-in-control circumstances as defined in the preferred stock purchase agreement. Those circumstances include
(i) a sale of all or substantially all of the assets of the Company, (ii) a liquidation or dissolution of the Company, (iii) the consummation of any transaction resulting in a new "beneficial owner" of more than 37.5 percent of the Company's common stock, (iv) a change in the majority of the Company's board of directors, and (v) a combination or merger of the Company with or into a new entity in which the Company's common shareholders hold less than 80 percent of the surviving entity. Under such circumstances, the holders of Preferred Stock are entitled to receive, prior to and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount equal to the greater of (a) $22.00 per share or (b) the market value of the Company's common stock issuable upon conversion of such shares of Preferred Stock, calculated as the average of the closing price of the common stock for the forty-five consecutive trading days immediately preceding the date of repurchase.

    The Company has restated its 1998 financial statements to account for the redemption features of the Preferred Stock. The carrying value of the Preferred Stock of $2,579,000, which was previously presented as a component of shareholders' equity, has been reclassified as mandatorily redeemable, outside of shareholders' equity, at December 31, 1998.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    The restatement of the 1998 financial statements for the matter described above had no effect on the Company's net income, total assets or total liabilities.

    The following table sets forth the overall effect of the restatement on the Company's shareholders' equity:

                                                                 DECEMBER 31,
                                                                    1998
                                                                ------------
    Shareholders' equity prior to restatement................... $16,846,000
    Non-redeemable shareholders' equity after restatement....... $14,267,000


USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


ACCOUNTING PERIOD

    The Company utilizes a 52- to 53-week fiscal year ending on the Sunday closest to the end of the fiscal period. Fiscal periods shown ended January 2, 2000, January 3, 1999 and December 27, 1997. In these financial statements, the fiscal periods are shown as December 31 for clarity of presentation.


CASH EQUIVALENTS

    For financial reporting purposes, cash equivalents consist primarily of money market instruments and bank certificates of deposit that have original maturities of three months or less.


CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of money market instruments and trade receivables. The Company invests its excess cash in money market instruments and certificates of deposit with high credit quality financial institutions, and by policy, limits the amount of credit exposure to any one issuer. Concentrations of credit risk with respect to trade receivables exist because the Company's subsidiaries rely heavily on a relatively small number of customers (see Note 11). The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses, to date, have been within management's expectations.


INVENTORIES

    Inventories are stated at the lower of cost or net realizable value, with cost determined principally by use of the first-in, first-out method.


PROPERTY, PLANT, AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation and amortization are computed by either the straight-line or an accelerated method over the estimated useful lives of the assets, which range

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

from three to twenty years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.


INTANGIBLE ASSETS

    Intangible assets primarily represent the excess of the purchase price of acquisitions over the fair value of net assets acquired ("goodwill"). The gross cost of intangible assets aggregated $7,536,000 as of December 31, 1999 and 1998. Intangible assets are being amortized on the straight-line basis over seven to fifteen years (see Note 4). Accumulated amortization aggregated $3,361,000 and $2,642,000 as of December 31, 1999 and 1998, respectively. The Company assesses the recoverability of its intangible assets and to date has not had any significant impairments.


LONG-LIVED ASSETS

    Statement of Financial Accounting Standard No. 121 (FAS 121), Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of, requires that long-lived assets and certain identifiable intangible assets to be held and used by a company be reviewed for impairment whenever events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) for individual subsidiaries may not be sufficient to support the recorded assets. If undiscounted cash flows are not sufficient to support the recorded assets, an impairment is recognized to reduce the carrying value of the assets based on expected discounted cash flows of the subsidiary.


REVENUE RECOGNITION

    The Company recognizes revenue upon shipment of products or, in the case of trial units, upon the customer's acceptance of the product. Customer deposits represent monies received in advance of shipment of products.


RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed as incurred. Research and development expense is related to developing new products and to improving existing products or processes.


EARNINGS (LOSS) PER SHARE

    Earnings (loss) per share for 1999, 1998 and 1997 have been computed in accordance with Statement of Financial Accounting Standards No. 128 (FAS 128), "Earnings per Share."


CHANGES IN CLASSIFICATION

    Certain reclassifications have been made to the fiscal 1998 and 1997 financial statements to conform with the financial statement presentation for fiscal 1999. Such reclassifications had no effect on the Company's results of operations or shareholders' equity.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes. FAS 109 requires the recognition of deferred tax assets and liabilities for the expected tax effects from differences between the financial reporting and tax bases of assets and liabilities. In estimating future tax effects, FAS 109 generally considers all expected future events other than enactments of changes in tax law or statutorily imposed rates.


STOCK-BASED COMPENSATION

    The Company uses the intrinsic value based method in accounting for its stock option plans as prescribed by Accounting Principle Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (see Note 8).


FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

    Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the fair value of certain financial assets and liabilities. The Company estimates the fair value of its monetary assets and liabilities based upon the existing interest rates related to such assets and liabilities compared to current market rates of interest for similar nature and degree of risk. The Company estimates that the carrying value of all of its monetary assets and liabilities approximates fair value as of December 31, 1999.


FOREIGN CURRENCY TRANSLATION

    All assets and liabilities of foreign subsidiaries are translated into U.
S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of other comprehensive income.


COMPREHENSIVE INCOME

    The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" as of January 1, 1998. Translation adjustments represent the Company's only Other Comprehensive Income item.


NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new accounting treatment for derivatives and hedging activities and supercedes and amends a number of existing accounting standards. For the Company, this pronouncement, as amended by SFAS 137, will be effective in 2001 and is not anticipated to have a material effect on the consolidated financial statements.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

revenue recognition policies. The Company believes that the impact of SAB 101 will not have a material effect on the consolidated financial statements.


NOTE 2 -- INVENTORIES

    Inventories consist of the following:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1999          1998
                                                      ----------    ----------
Raw materials.......................................  $3,034,000    $2,837,000
Work-in-process.....................................   1,603,000     1,563,000
Finished goods......................................   3,762,000     2,979,000
                                                      ----------    ----------
                                                      $8,399,000    $7,379,000
                                                      ==========    ==========

NOTE 3 -- PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1999           1998
                                                    -----------    -----------
Land..............................................  $ 1,338,000    $ 1,338,000
Buildings.........................................    3,970,000      3,734,000
Machinery and equipment...........................      883,000        869,000
Furniture, fixtures and office equipment..........    1,983,000      2,026,000
                                                    -----------    -----------
                                                      8,174,000      7,967,000
Less: accumulated depreciation....................   (3,314,000)    (2,693,000)
                                                    -----------    -----------
                                                    $ 4,860,000    $ 5,274,000
                                                    ===========    ===========

    Substantially all of the property, plant and equipment is secured by a note payable (see Note 6). Depreciation expense aggregated $830,000, $915,000 and $638,000, respectively, for 1999, 1998 and 1997.


NOTE 4 -- ACQUISITIONS

SRC VISION

    On February 2, 1994, the Company purchased all of the outstanding shares of stock of SRC VISION for $8.1 million in cash. The Company has accounted for this acquisition using the purchase method. The cost of the acquisition was allocated to the assets acquired and liabilities assumed on the bases of their fair values at the date of acquisition. Goodwill of $2.6 million was recorded as the difference between the acquisition cost and the fair values of the assets acquired and liabilities assumed. The Company is amortizing goodwill over seven years using the straight-line method.


PULSARR

    On March 1, 1996, the Company acquired all of the outstanding capital stock of Pulsarr for cash of $6.5 million and notes payable aggregating $1.3 million. The acquisition was accounted for under the purchase method of accounting. The $7.8 million purchase price was allocated based on the fair values of the identifiable assets of Pulsarr as follows: $1.1 million represented the fair values of net tangible assets of

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Pulsarr, $4.9 million represented acquired in-process technology that was charged to operations, and the remainder of $1.8 million represented existing technologies and goodwill to be amortized over fifteen years. The fair values of the acquired in-process technology and existing technologies and goodwill were determined from independent appraisals received by the Company.

    On May 6, 1997, the Company sold its Pulsarr subsidiary to Barco NV of Belgium for $8.4 million resulting in a gain of approximately $5 million. The sale resulted in net cash proceeds to AMV of approximately $7 million and a reduction of current and long-term debt of approximately $4.6 million. The gain on the sale of Pulsarr is largely a result of the previous reduction in the carrying value of the Company's investment in Pulsarr due to the $4.9 million charge for acquired in-process technology the Company recorded in the quarter ended March 31, 1996 in conjunction with this acquisition.


VENTEK

    On July 24, 1996, the Company acquired certain assets and the business of Ventek, subject to certain liabilities. The purchase price was approximately $5.1 million in notes and other securities (see Note 6). The Company also issued a warrant to purchase 1,000,000 shares of common stock. In 1998, the warrant was reduced to 250,000 fully vested shares, and was subsequently eliminated upon the restructuring of the acquisition notes (see Note 6). The acquisition was accounted for under the purchase method of accounting. The $5.1 million purchase price was allocated based on the fair values of the identifiable assets of Ventek as follows: $.2 million represented the fair values of net tangible assets of Ventek, and the remaining $4.9 million represented goodwill to be amortized over fifteen years.

    The consolidated results of operations for the Company include SRC VISION's, Pulsarr's and Ventek's results of operations from their respective acquisition dates, and in the case of Pulsarr, through its disposition date in May 1997.


NOTE 5 -- ACCRUED LIABILITIES

    Accrued liabilities consist of the following:

                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        1998
                                                         --------    --------
Commissions............................................  $111,000    $359,000
Interest...............................................    75,000     317,000
Legal and accounting fees..............................    90,000     176,000
Income taxes...........................................    34,000      34,000
Other..................................................    78,000     111,000
                                                         --------    --------
                                                         $388,000    $997,000
                                                         ========    ========


NOTE 6 -- FINANCING ARRANGEMENTS

    As of December 31, 1999, the Company had a borrowing facility with a commercial bank that provided for a secured operating line of credit up to $2,000,000. At the option of the Company, interest is stated at the prime rate plus .50% or at an "offshore rate" plus 2.35%. The Business Loan Agreement governing the line of credit contains covenants requiring certain levels of cash flow, tangible equity and working capital. At December 31, 1999, the Company had borrowed the entire $2,000,000 under the line and was not in compliance with the cash flow covenant. The bank waived compliance with the covenant subject to an amendment being executed by the Company, which would require that security for the line

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

be changed from receivables, inventory and machinery and equipment to cash instruments. On February 29, 2000, the Company executed the amendment and paid back the entire amount borrowed. The amended line expires on April 30, 2000.

    Long-term debt consists of the following:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1999          1998
                                                      ----------    ----------
Mortgage note (SRC VISION)..........................  $2,937,000    $2,973,000
6.75% convertible note..............................     900,000       900,000
6.75% note (Ventek).................................     250,000     1,000,000
6.75% convertible note (Ventek).....................   2,250,000     2,250,000
Ventek note.........................................          --     1,529,000
                                                      ----------    ----------
                                                       6,337,000     8,652,000
Less: current maturities............................     (43,000)     (790,000)
                                                      ----------    ----------
                                                      $6,294,000    $7,862,000
                                                      ==========    ==========

    The SRC VISION mortgage note is payable to a bank in monthly installments of $24,000 including interest at 8.3%, with the remaining unpaid balance due on May 1, 2008. The note is secured by substantially all of SRC VISION's property, plant and equipment and is guaranteed by the Company. The loan agreement contains certain covenants and restrictions including limitations on incurrence of debt. At December 31, 1999, the Company was in violation of the cash flow covenant of the mortgage loan agreement. The Company has obtained a temporary waiver of this covenant through December 31, 2000.

    In April 1996, in connection with the acquisition of Pulsarr, the Company raised a net of $3,000,000 in a private placement of $3,400,000 of convertible secured notes. The notes presently bear interest at 10.75% payable quarterly. The interest rate may be adjusted upward on each anniversary date of the notes if the market price of the Company's common stock fails to reach certain levels. The maximum possible coupon interest rate is 11.25% if none of the market price thresholds are met. The principal amount will be due in April 2001. The notes are secured by 54% of the stock of ARC Netherlands BV, a wholly-owned subsidiary of the Company established to purchase Pulsarr. The notes are convertible into the Company's common stock at $2.125 per share. In connection with the borrowing, the Company paid a finder's fee of $400,000 and issued 340,000 warrants to purchase common stock at $2.125 per share. In September 1997, the Company prepaid $2,500,000 of the note. The 340,000 warrants issued in conjunction with this borrowing were repurchased in August 1997.

    AMV issued the following notes in connection with the acquisition of
Ventek: (i) a 6.75% $1,000,000 note due July 23, 1999; (ii) a 6.75% $2,250,000 note due July 23, 1999 convertible into the Company's common stock at $2.25 per share; and (iii) a $1,125,000 note and stock appreciation rights payable (a) by issuance of up to 1,800,000 shares of common stock or, at the Company's option, in cash on July 23, 1999, or (b) solely in cash in the event AMV common stock is delisted from the Nasdaq Stock Market. The $1,125,000 note and stock appreciation rights payable were valued at $1,529,000 on the acquisition date based upon an independent appraisal received by the Company. All three notes are secured by all of the issued and outstanding shares of Ventek. The three notes are payable to Veneer Technology, Inc., a company owned by the four former shareholders of Ventek, all of whom are current employees of the Company.

    In February 1999, the Ventek notes were restructured. $750,000 of the $1,000,000 note was prepaid, and the maturity date of the remaining $250,000 was extended to July 23, 2000. The maturity date of the

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$2,250,000 note was extended to July 23, 2000. The $1,125,000 note was paid in full by delivery of 1,800,000 restricted shares (see Note 10) and the stock appreciation rights were cancelled.

    In December 1999, the Ventek notes were again restructured by extending the due dates to July 23, 2001 and increasing the interest rate by 1% to 7.75%.

    As of December 31, 1999, the aggregate amount of minimum maturities of long-term debt, as adjusted for the Ventek debt restructuring, are as follows:
2000 -- $43,000; 2001 -- $3,446,000; 2002 -- $50,000; 2003 -- $55,000; 2004 --
$59,000 and thereafter $2,684,000.


NOTE 7 -- INCOME TAXES

    Income (loss) before income taxes is composed of the following:

                                                   1999          1998          1997
                                                -----------    ---------    ----------
Domestic......................................  $(2,843,000)   $ 366,000    $2,143,000
Foreign.......................................      (52,000)    (207,000)    4,972,000
                                                -----------    ---------    ----------
                                                $(2,895,000)   $ 159,000    $7,115,000
                                                ===========    =========    ==========

    The components of the provision for income taxes are as follows:

                                                   1999          1998          1997
                                                -----------    ---------    ----------
Federal:
  Current.....................................  $       --    $    17,000    $  99,000
  Deferred....................................    (947,000)        59,000      870,000
                                                ----------    -----------    ---------
     Total federal............................    (947,000)        76,000      969,000
                                                ----------    -----------    ---------
State:
  Deferred....................................    (111,000)        15,000      107,000
                                                ----------    -----------    ---------
     Total state..............................    (111,000)        15,000      107,000
                                                ----------    -----------    ---------
Increase (decrease) in valuation allowance....   1,058,000     (2,174,000)    (977,000)
                                                ----------    -----------    ---------
     Total provision..........................  $       --    $(2,083,000)   $  99,000
                                                ==========    ===========    =========

    The tax effect of temporary differences between financial reporting and the tax bases of assets and liabilities relate to the following:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1999           1998
                                                            -----------    -----------
Deferred tax asset:
  Loss carry-forwards.....................................  $ 5,913,000    $ 4,686,000
  Property basis differences..............................    1,005,000        876,000
  Reserves and accruals...................................      290,000        563,000
  Research and development costs..........................       47,000         69,000
  Alternative minimum taxes...............................       74,000         77,000
                                                            -----------    -----------
                                                              7,329,000      6,271,000
Deferred tax asset valuation allowance....................   (5,229,000)    (4,171,000)
                                                            -----------    -----------
  Net deferred tax asset..................................  $ 2,100,000    $ 2,100,000
                                                            ===========    ===========

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    The Company has recognized a deferred tax asset of $2,100,000. The recognized deferred tax asset is based upon expected utilization of the temporary differences as well as a portion of the net operating loss carry-forwards.

    The Company has assessed its past earnings history and trends, budgeted sales and the expiration dates of carry-forwards and has determined that it is more likely than not that $2,100,000 of the deferred tax asset will be realized. The remaining valuation allowance of $5,229,000 as of December 31, 1999 is maintained against the net operating loss carry-forwards, which the Company has determined may not be realized.

    The increase in the valuation allowance of $1,058,000 in 1999 was the result of the net increase in temporary differences that was caused primarily from the losses incurred in 1999.

    The net reduction in the valuation allowance of $2,174,000 in 1998 was the result of the utilization of the net operating loss carry-forwards to reduce current income taxes, partially offset by the net changes in temporary differences.

    The Company has net operating loss carry-forwards of approximately $15,500,000. Such carry-forwards may be used to offset taxable income, if any, in future years through their expirations in 2005 to 2015. Because of the substantial change in the Company's ownership, which occurred as a result of the initial public offering in March 1992, the annual amount of tax loss carry-forward that can be utilized is limited. Utilization of approximately $2,700,000 of the above carry-forwards is limited to approximately $475,000 per year. Such limitation could result in the expiration of a part of the carry-forwards before their utilization.

    The provision for (benefit from) income taxes differs from an amount computed using the statutory federal income tax rate as follows:

                                                       YEAR ENDED DECEMBER 31,
                                               ---------------------------------------
                                                 1999          1998           1997
                                               ---------    -----------    -----------
Provision for (benefit from) income taxes at
  federal statutory rate.....................  $(967,000)   $   124,000    $ 2,419,000
State taxes (benefit)........................         --         15,000        107,000
Non-taxable gain on sale of Pulsarr..........         --             --     (1,696,000)
Realized benefit from utilizing net operating
  loss carry-forward.........................         --       (271,000)    (1,302,000)
Deferred tax valuation allowance.............  1,058,000     (1,903,000)       370,000
Alternative Minimum Tax......................         --         17,000         99,000
Other........................................    (91,000)       (65,000)       102,000
                                               ---------    -----------    -----------
                                               $      --    $(2,083,000)   $    99,000
                                               =========    ===========    ===========


NOTE 8 -- EMPLOYEE BENEFIT AND STOCK OPTION PLANS

    The Company sponsors a defined contribution 401(k) plan covering substantially all employees. Pursuant to the provisions of the plan, eligible participants may elect to contribute up to 15% of their base compensation, subject to certain limitations, and the Company may, at its option, match employee contributions up to a certain percentage. No Company matching has occurred under the plan.

    The Company maintains several stock option plans under which non-qualified and incentive stock options for the Company's common stock have been granted to directors, officers and other employees.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    The plans are administered by the Stock Option Committee of the board of directors (the "Committee"). Additionally, the Company has occasionally granted non-plan options to directors, officers or consultants on terms similar to plan options. The stock option price per share for options granted is determined by the Committee and is based on the market price of the Company's common stock on the date of grant, and each option is exercisable within the period and in the increments as determined by the Committee, except that no option can be exercised later than ten years from the date it was granted. The stock options generally vest over one to four years. The terms of non-plan options are determined by the full board of directors or the Compensation Committee of the Board.

    The following table sets forth the options granted, forfeited and exercised during the three years ended December 31, 1999, and their respective weighted average exercise price per share:

                                                                              WEIGHTED
                                                             SHARES           AVERAGE
                                                          UNDER OPTION    PRICE PER SHARE
                                                          ------------    ---------------
       Balance at December 31, 1996.....................   3,127,000           $2.00
         Granted........................................   1,194,000            1.75
         Exercised......................................     (97,000)           1.00
         Canceled.......................................    (775,000)           2.21
                                                            ---------           -----
       Balance at December 31, 1997.....................   3,449,000           $1.89
         Granted........................................     528,000            1.86
         Exercised......................................      (8,000)           1.00
         Canceled.......................................    (539,000)           4.05
                                                            ---------           -----
       Balance at December 31, 1998.....................   3,430,000           $1.55
         Granted........................................     205,000            1.22
         Canceled.......................................    (417,000)           2.50
                                                           ---------           -----
       Balance at December 31, 1999.....................   3,218,000           $1.41
                                                           =========           =====

    The following table sets forth information about stock options outstanding at December 31, 1999:

                      OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                 ------------------------------              ----------------------
                                   WEIGHTED       WEIGHTED                 WEIGHTED
                                   AVERAGE        AVERAGE                  AVERAGE
   RANGE OF        NUMBER         REMAINING       EXERCISE     NUMBER      EXERCISE
EXERCISE PRICE   OUTSTANDING   CONTRACTUAL LIFE    PRICE     EXERCISABLE    PRICE
--------------   -----------   ----------------   --------   -----------   --------
0.81-1.00         1,333,000        5 years          1.00      1,300,000      1.00
1.03-2.19         1,810,000        7 years          1.64        639,000      1.53
3.00                 75,000        4 years          3.00         75,000      3.00
                  ---------                                   ---------
                  3,218,000                                   2,014,000
                  =========                                   =========

    At December 31, 1998 and 1997, 1,911,000 and 2,172,000 options, respectively, were exercisable. As of December 31, 1999, there were 641,000 shares available for future grants.

    In September 1999, the Company decreased the exercise price on 300,000 options previously granted to three members of the board of directors from $1.69 to $1.25 per share. These options will now be accounted for pursuant to a variable stock option plan, and compensation expense will be recorded to the extent that the quoted market price of the Company's common stock exceeds the revised exercise price.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    In January 1997, the Company established an SRC VISION stock option plan (the "SRC VISION Plan") under which incentive and non-qualified stock options for SRC VISION's common stock may be granted to directors, officers and other employees. The plan is administered by the Stock Option Committee of the board of directors of SRC VISION (the "SRC VISION Committee"). The stock option price per share for options granted under the SRC VISION Plan is determined by the SRC VISION Committee and is based on the fair market value of the Company's common stock on the date of grant, and each option is exercisable within the period and in the increments as determined by the SRC VISION Committee, except that no option may be exercised before the ninth anniversary date of grant unless there shall have been an IPO of SRC VISION's common stock, and except that no option can be exercised later than ten years from the date it was granted.

    In January 1997, SRC VISION granted a total of 342,000 options under the SRC VISION Plan to purchase SRC VISION common stock at $1.86 per share. The options become exercisable on January 10, 2006 and expire one year thereafter. Upon completion of an initial public offering of SRC VISION's common stock, the vesting of such options will accelerate so that 100% will be exercisable on the third anniversary date of the IPO. As of December 31, 1999, there were 291,000 options under grant and 105,000 shares available for future grant under the SRC VISION Plan.


DISCLOSURE REQUIREMENTS OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123 ("FAS 123")

    The Company has elected to account for its stock-based compensation plans under APB 25. FAS 123 requires that the Company provide proforma information regarding net income and earnings per share as if the Company had accounted for the stock options granted under the fair value method of the statement. The fair value of options granted was estimated using the Black-Scholes model. The Company's proforma information follows:


                                                        1999           1998          1997
                                                     -----------    ----------    ----------
    Proforma net income (loss)....................  $(3,231,000)   $1,746,000    $6,807,000
    Proforma diluted earnings (loss) per share....  $     (0.27)   $     0.14    $     0.46

    The fair value of the options granted was $0.66 and $1.05 in 1999 and 1998, respectively, and estimated using the following weighted average assumptions:

                                                               1999       1998       1997
                                                              -------    -------    -------
    Risk-free interest rate.................................    5.65%      5.32%      6.12%
    Dividend yield..........................................       0%         0%         0%
    Expected life of option.................................  5 years    5 years    5 years
    Volatility factor.......................................      58%        61%        63%

    The above information is based on historical activity and may not represent future trends.


NOTE 9 -- COMMITMENTS AND CONTINGENCIES

    Numerous users of the Company's products have received notice of patent infringement from Lemelson Medical, Educational and Research Foundation, Limited Partnership ("Lemelson") alleging that their use of the Company's products infringes certain patents transferred to Lemelson by the late Jerome H. Lemelson. Certain of these users have notified the Company that, in the event it is subsequently determined that their use of the Company's products infringes any of the Lemelson's patents,

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

they may seek indemnification from the Company for damages or expenses resulting from this matter. The amount of liability, if any, that may result from this matter cannot be estimated at this time.


NOTE 10 -- MANDATORILY REDEEMABLE AND NON-REDEEMABLE SHAREHOLDERS' EQUITY AND
           EARNINGS (LOSS) PER SHARE

PREFERRED STOCK

    In October 1998, the Company sold 119,106 shares of mandatorily redeemable Preferred Stock ("Preferred Stock") (the entire authorized number of such shares) to FMC Corporation for $2,579,000. The Preferred Stock is convertible into 1,191,060 shares of common stock, which, if converted, represents a 10% ownership position based on the number of common shares outstanding on the transaction date. Each share of Preferred Stock is allowed ten votes in matters placed before the common shareholders except in the election of directors, in which case FMC Corporation has the right to elect one director. The Preferred Stock pays no dividends. The Preferred Stock has a $22-per-share liquidation preference. Upon the occurrence of a change in control (as defined), FMC Corporation has the right to require the Company to repurchase all or part of the Preferred Stock at a price in cash equal to the greater of (a) $22.00 per share or (b) the market value of the Company's common stock issuable upon conversation of the Preferred Stock, calculated as the average of the closing bid price of the common stock for the 45 consecutive trading days immediately preceding the date of repurchase, subject to the Company's ability to legally do so under California General Corporation Law. FMC Corporation also has a five-year one-time option to purchase a number of shares of common stock equal to 15% of the shares outstanding on the exercise date at a price equal to the greater of the then-current market value (as defined) of the common stock or $2.20 per share.

    So long as any shares of Preferred Stock are outstanding, the Company must obtain the consent of the holders of a majority of the then-outstanding shares of Preferred Stock to (i) take any action which adversely alters or changes or may adversely alter or change the rights, preferences or privileges of the Preferred Stock; (ii) increase or decrease the authorized number of shares of Preferred Stock; (iii) create (by reclassification or otherwise) any class or series of shares having rights, preferences or privileges senior to or on a parity with the Preferred Stock; (iv) redeem or repurchase any shares of capital stock except in certain instances; (v) merge with or into any other entity or enter into any other corporate reorganization, recapitalization, sale of control or any transaction that, directly or indirectly, results in the sale, license, lease, transfer, conveyance or other disposition of all or substantially all of the assets or properties of the Company; (vi) sell, license, lease, transfer, convey or otherwise dispose of the Company's intellectual property in which FMC Corporation received a security interest; (vii) amend or waive any provision of the Company's Articles of Incorporation or By-laws; (viii) acquire assets or securities of another person or entity if the aggregate consideration paid in all such transactions (other than those in the ordinary course of business) combined exceeds $2,000,000 or any one such transaction exceeds $500,000; (ix) issue any additional equity securities or any other securities convertible or exchangeable into equity securities (other than issuance of shares of common stock pursuant to employee stock options or other employee stock plans in effect as of the FMC Corporation transaction date and, with the approval of the board of directors, shares of common stock to unrelated third parties, in arms-length transactions that do not exceed 100,000 shares for any fiscal year); or (x) approve the liquidation, dissolution or winding up of the Company.

    The provisions of the preferred stock also provide that if FMC Corporation desires to transfer the preferred stock, the Company has the right of first refusal to acquire such shares. For as long as the preferred stock is outstanding, if the Company intends to issue equity securities other than to FMC

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Corporation, or as permitted, FMC Corporation shall have the right to acquire a portion of such securities to retain its percentage ownership immediately prior to such issuance.

    The Company and FMC Corporation also entered a Representative Agreement whereby FMC Corporation would undertake to sell the Company's machine vision products to the food processing industry in many areas of the world. The Representative Agreement may be terminated for or without cause. Each share of Series B Preferred Stock shall automatically be converted into shares of common stock upon the later of (i) the third anniversary of the date of issuance or
(ii) the sixtieth day after the termination of the Representative Agreement.


COMMON STOCK

    The authorized number of shares of no par value Class A common stock and no par value Class B common stock are 60,000,000 and 3,000,000, respectively. Upon sale or transfer, each share of Class B common stock is automatically convertible into one share of Class A common stock. Both the Class A and Class B common stock are entitled to one vote per share. As of December 31, 1999, there were 12,922,000 shares of Class A common stock and 48,000 shares of Class B common stock outstanding. For purposes of this report, the Class A and B shares are referred to as "common stock."


SCHEDULE OF OUTSTANDING STOCK, CONVERTIBLE DEBT, PREFERRED STOCK AND POTENTIAL DILUTION

    The following table summarizes outstanding common stock as of December 31, 1999, potential dilution to the outstanding common stock upon the conversion of convertible debt or preferred stock, and proforma proceeds from the debt conversion. The table also sets forth the conversion prices and debt due dates.

                                      NUMBER OR PRINCIPAL     COMMON STOCK                   PROFORMA
                                       AMOUNT OUTSTANDING        AFTER        CONVERSION       DEBT
SECURITY                              AT DECEMBER 31, 1999     CONVERSION       PRICE       REDUCTION
--------                              --------------------    ------------    ----------    ----------
COMMON STOCK:                                                  12,970,000
                                                               ----------
CONVERTIBLE DEBT (DUE DATE):
  6.75% Notes (4/16/01).............       $  900,000             423,000       $2.13          900,000
  6.75% Ventek Note (7/23/01).......       $2,250,000           1,000,000        2.25        2,250,000
                                                               ----------                   ----------
                                                                1,423,000                    3,150,000
                                                               ----------                   ----------
PREFERRED STOCK:                              119,100           1,191,000
                                                               ----------
Potentially outstanding shares and
  proforma proceeds and reduction of
  debt..............................                           15,584,000                   $3,150,000
                                                               ==========                   ==========

    The proforma amounts above are for illustrative purposes only. Unless the market price of the Company's common stock rises significantly above the conversion prices, it is unlikely that the debt or preferred stock will be converted.

    In addition, on December 31, 1999, the Company had outstanding options to purchase 3,218,000 shares of common stock, 2,586,000 of which are under its stock option plans (see Note 8).

    The existence of these outstanding options, convertible debt and preferred stock, including options that may be granted under the Company's stock option plans or otherwise, could adversely affect the Company's ability to obtain future financing. The price that the Company may receive for the common

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

stock issued upon exercise of options, or amount of debt forgiven in the case of conversion of debt, may be less than the market price of the common stock at the time such options are exercised or debt is converted. For the life of the options, convertible debt and preferred stock, the holders are given, at little or no cost, the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership. Moreover, the holders of the options might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain needed capital by a new offering of its securities on terms more favorable than those provided for by the options.


1997 RESTRICTED STOCK PLAN

    The 1997 Restricted Stock Plan ("1997 Plan") was established to retain the services of selected employees, officers and directors of the Company and provide them with strong incentives to enhance the the Company's growth and stock price. The total number of shares of common stock issuable under the 1997 Plan shall not exceed 2,000,000.

    In January 1997, the Company's board of directors awarded 2,000,000 shares of restricted common stock to three key employees of the Company. In September 1997, 1,800,000 shares were donated back to the Company and retired. The remaining 200,000 shares cannot be traded or transferred unless a payment of $1.80 per share is made by the employee to Advanced Machine Vision. If payment is not made, the related shares of stock will be forfeited and returned to the Company.

    In February 1999 and December 1999, the Company's board of directors awarded 350,000 and 100,000 shares of restricted common stock, respectively, to four key employees of the Company. The shares cannot be traded or transferred unless a payment of $1.25 per share is made by the employee to the Company between February 1, 2000 and January 31, 2001 for the 350,000 shares, and payment of $.75 per share is made by the employee to the Company before July 23, 2002 for the 100,000 shares. If these conditions are not met, the related shares will be forfeited and returned to the Company.


STOCK RIGHTS PLAN

    In February 1998, the Company implemented a stock rights program. Pursuant to the program, shareholders of record on February 27, 1998 received a dividend of one right to purchase for $15.00 one one-hundredth of a share of a newly created Series A Junior Participating Preferred Stock. The rights are attached to the Company's common stock and will also become attached to shares issued in the future. The rights will not be traded separately and will not become exercisable until the occurrence of a triggering event, defined as an accumulation by a single person or group of 20% or more of the Company's common stock. The rights will expire on February 26, 2008 and are redeemable at $.0001 per right.

    After a triggering event, the rights will detach from the common stock. If the Company is then merged into, or is acquired by, another corporation, the Company has the opportunity to either (i) redeem the rights or (ii) permit the rights holder to receive in the merger stock of the Company or the acquiring company equal to two times the exercise price of the right (i.e., $30). In the latter instance, the rights attached to the acquirer's stock become null and void. The effect of the rights program is to make a potential acquisition of the Company more expensive for the acquirer if, in the opinion of the Company's board of directors, the offer is inadequate.

    In December 1998, the Rights Plan was amended to permit FMC Corporation to acquire up to 1,600,000 shares of the Company common stock on the open market without causing a triggering event.

    In February 2000, the Company's board of directors determined that the proposed merger with Key Technology, Inc. ("Key") (see Note 13) will not constitute a triggering event.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

STOCK REPURCHASE

    On December 29, 1999, the Company's board of directors authorized the Company to purchase, from time to time, up to $1,000,000 of the Company's common stock in the open market. 42,800 shares were repurchased subsequent to December 31, 1999.


EARNINGS (LOSS) PER SHARE

    Earnings (loss) per share, calculated in accordance with FAS 128, is presented in the following table:

                                                             FOR THE THREE MONTHS ENDED MARCH 31,
                                                             ------------------------------------
                                                                   2000                1999
                                                             -----------------   ----------------
                                                             (LOSS)    SHARES    (LOSS)   SHARES
                                                             -------   -------   ------   -------
                                                                         (UNAUDITED)
                                                             (IN THOUSANDS EXCEPT PER-SHARE DATA)
CALCULATION OF EPS
Income (loss) available to common shareholders.............  $(1,589)   12,935   $(576)    11,914
Reduction for contingently returnable shares as all
  conditions were not met as of period end.................       --      (650)     --       (394)
                                                             -------   -------   -----    -------
Income (loss) available to common shareholders.............  $(1,589)   12,285   $(576)    10,520
Basic EPS..................................................            $ (0.13)           $ (0.05)
EFFECT OF DILUTIVE SECURITIES:
Stock options and warrants.................................  $    --        --   $  --         --
Preferred stock............................................       --        --      --         --
Note and stock appreciation rights agreement...............       --        --      --         --
Convertible debt...........................................       --        --      --         --
                                                             -------   -------   -----    -------
Income (loss) available to common shareholders and assumed
  conversions..............................................  $(1,589)   12,285   $(576)    10,520
                                                             =======   =======   =====    =======
Diluted EPS................................................            $ (0.13)           $ (0.05)

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------------
                                                   1999                1998               1997
                                             -----------------   ----------------   ----------------
                                             (LOSS)    SHARES    INCOME   SHARES    INCOME   SHARES
                                             -------   -------   ------   -------   ------   -------
                                                      (IN THOUSANDS EXCEPT PER-SHARE DATA)
CALCULATION OF EPS
Income (loss) available to common
  shareholders.............................  $(2,895)   12,639   $2,242    10,717   $7,016    11,202
Reduction for contingently returnable
  shares as all conditions were not met as
  of period end............................       --      (555)      --      (200)      --      (200)
                                             -------   -------   ------   -------   ------   -------
Income (loss) available to common
  shareholders.............................  $(2,895)   12,084   $2,242    10,517   $7,016    11,002
Basic EPS..................................            $ (0.24)           $  0.21            $  0.64
EFFECT OF DILUTIVE SECURITIES:
Stock options and warrants.................       --        --       --       744       --       663
Preferred stock............................       --        --       --       251       --        --
Note and stock appreciation rights
  agreement................................       --        --      100     1,800      100     1,800
Convertible debt...........................       --        --      252     1,423      252     1,423
                                             -------   -------   ------   -------   ------   -------
Income (loss) available to common
  shareholders and assumed conversions.....  $(2,895)   12,084   $2,594    14,735   $7,368    14,888
                                             =======   =======   ======   =======   ======   =======
Diluted EPS................................            $ (0.24)           $  0.18            $  0.49

    The number of shares of common stock, along with their respective exercise prices, underlying options, warrants, convertible debt and preferred stock, which were excluded from the computation of diluted EPS because their exercise prices were greater than the average market price of common stock or inclusion of such shares would be antidilutive, are listed below.

                                               1999             1998             1997
                                           -------------    -------------    -------------
Number of shares of common stock exercisable from:

  Options................................      3,218,000        2,113,000        1,135,000
  Warrants...............................             --          790,000       13,215,000
  Convertible debt.......................      1,423,000               --               --
  Preferred stock........................      1,191,000               --               --
                                           -------------    -------------    -------------
                                               5,832,000        2,903,000       14,350,000
                                           =============    =============    =============
  Exercise price ranges..................  $0.81 - $3.00    $1.41 - $3.00    $2.00 - $4.94


NOTE 11 -- BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

    The Company operates in one industry -- designing, manufacturing and marketing of computer-aided vision defect detection and sorting and defect removal equipment. Advanced Machine Vision has subsidiaries located in the United States and The Netherlands.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    Revenue transfers between geographic areas, and other intergeographical eliminations are not material. Net sales and long-lived assets by geographic areas are as follows:

                                                 1999           1998           1997
                                              -----------    -----------    -----------
Net sales:
  Domestic..................................  $14,308,000    $18,215,000    $21,417,000
  International.............................   10,004,000      8,826,000     10,557,000
                                              -----------    -----------    -----------
     Total net sales........................  $24,312,000    $27,041,000    $31,974,000
                                              ===========    ===========    ===========
Long-lived assets:
  Domestic..................................  $ 9,705,000    $11,498,000    $11,107,000
  International.............................      120,000        185,000         53,000
                                              -----------    -----------    -----------
     Total long-lived assets................  $ 9,825,000    $11,683,000    $11,160,000
                                              ===========    ===========    ===========

    During 1999, the Company sold equipment to two different customers, each approximating 13% of total net sales. No single customer accounted for more than 10% of total net sales in 1998. During 1997, the Company sold equipment to a single customer approximating 14% of total net sales.

    During 1999, net sales to one customer, located in Russia, approximated 13% of total net sales. No single international country accounted for more than 10% of net sales in 1998 or 1997. Location of the customer is the basis for identification of net sales.

     International long-lived assets are located in the Netherlands.


NOTE 12 -- QUARTERLY FINANCIAL DATA (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE
           DATA)

QUARTERS ENDED                               MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,    TOTAL
--------------                               ---------   --------   -------------   ------------   -------
FISCAL 1999
Sales......................................   $5,158      $7,198       $6,646         $ 5,310      $24,312
Gross profit...............................    2,654       4,233        3,015           2,198       12,100
Net income (loss)..........................     (576)        210         (484)         (2,045)      (2,895)
Basic earnings (loss) per share............    (0.05)       0.02        (0.04)          (0.17)       (0.24)
Diluted earnings (loss) per share..........    (0.05)       0.02        (0.04)          (0.17)       (0.24)
FISCAL 1998
Sales......................................   $7,103      $9,087       $5,546         $ 5,305      $27,041
Gross profit...............................    3,333       5,035        2,879           3,209       14,456
Net income.................................      182       1,016           75             969        2,242
Basic earnings per share...................     0.02        0.10         0.01            0.09         0.21
Diluted earnings per share.................     0.02        0.08         0.01            0.07         0.18

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


NOTE 13 -- SUBSEQUENT EVENT

    On February 15, 2000, the Company entered into an Agreement and Plan of Merger with Key Technology, whereby the Company would be acquired by Key Technology. Key Technology is a public company and its stock is traded on the Nasdaq National Market under the symbol "KTEC." Pursuant to the agreement, Key Technology would pay the following for each the Company common share:

    a. Cash of $1.00.

    b. 1/10 of a new share of Key Technology convertible preferred stock that can be sold back to Key Technology after two years for the equivalent of $1.00.

    c. 1/40 of a new warrant to purchase a share of Key Technology common stock that can be sold back to Key Technology immediately for the equivalent of $0.25.

    The agreement specifies other terms, conditions, representations and warranties for each party. Completion of the transaction is contingent upon approval of the Company's common shareholders and FMC Corporation, the holder of all the Company's Series B Preferred Stock.

    As part of the acquisition process, registration documents will be filed by Key Technology with the Securities and Exchange Commission ("SEC"). Completion of the transaction, which is subject to SEC and other approvals as indicated above, is expected by mid-2000. Reference is made to the Company's recent filings with the SEC for a more complete description of the transaction.

ADVANCED MACHINE VISION CORPORATION

SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (IN THOUSANDS)

                                                                     ADDITIONS
                                                    BALANCE    ---------------------                BALANCE
                                                      AT       CHARGED TO   CHARGED                 AT END
                                                   BEGINNING    COST AND    TO OTHER                  OF
                                                   OF PERIOD    EXPENSES    ACCOUNTS   DEDUCTIONS   PERIOD
                                                   ---------   ----------   --------   ----------   -------
Year ended December 31, 1997:

  Allowance for excess and obsolete inventory....  $     436     $ 271       $   --    $       --   $  707
                                                   =========     =====       ======    ==========   ======
  Allowance for doubtful accounts................  $     280     $  --       $ (100)   $       --   $  180
                                                   =========     =====       ======    ==========   ======
  Deferred tax asset valuation...................  $   7,322     $  --       $   --    $     (977)  $6,345
                                                   =========     =====       ======    ==========   ======
Year ended December 31, 1998:

  Allowance for excess and obsolete inventory....  $     707     $(145)      $   --    $       --   $  562
                                                   =========     =====       ======    ==========   ======
  Allowance for doubtful accounts................  $     180     $  50       $   --    $       --   $  230
                                                   =========     =====       ======    ==========   ======
  Deferred tax asset valuation...................  $   6,345     $  --       $   --    $   (2,174)  $4,171
                                                   =========     =====       ======    ==========   ======
Year ended December 31, 1999:

  Allowance for excess and obsolete inventory....  $     562     $(199)      $   --    $       --   $  363
                                                   =========     =====       ======    ==========   ======
  Allowance for doubtful accounts................  $     230     $ (25)      $   --    $       --   $  205
                                                   =========     =====       ======    ==========   ======
  Deferred tax asset valuation...................  $   4,171     $  --       $1,058    $       --   $5,299
                                                   =========     =====       ======    ==========   ======

       (b)   Pro Forma Financial Information.

       The following pro forma financial information is included in this report:

       Unaudited Pro Forma Condensed Combined Balance Sheet as of
       March 31, 2000

       Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

       Unaudited Pro Forma Condensed Combined Statement of Earnings for the Year Ended September 30, 1999

       Notes to Unaudited Pro Forma Condensed Combined Statement of Earnings for the Year Ended September 30, 1999

       Unaudited Pro Forma Condensed Combined Statement of Earnings for the Six Months Ended March 31, 2000

       Notes to Unaudited Pro Forma Condensed Combined Statement of Earnings for the Six Months Ended March 31, 2000

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    Effective February 15, 2000, Key Technology entered into an agreement and plan of merger with Advanced Machine Vision. Under the terms of the agreement, Advanced Machine Vision will become a wholly-owned subsidiary of Key Technology. Each outstanding share of Advanced Machine Vision common stock will be converted into the right to receive $1.00 in cash, 1/10 of a share of Key Technology Series B convertible preferred stock, and 1/40 of a five-year warrant to purchase one share of Key Technology common stock for $15.00 per share. Each share of Advanced Machine Vision Series B preferred stock will be converted into one share of Key Technology Series C convertible preferred stock accompanied by identical warrants. Key Technology will account for the merger using the purchase method of accounting.

    The financial statements of Advanced Machine Vision use a different fiscal year than the financial statements of Key Technology. For purposes of the pro forma information, Advanced Machine Vision's financial statements were adapted to Key Technology's fiscal year by adding the results of Advanced Machine Vision's fourth quarter for its fiscal 1998 (the three months ended December 31, 1998) to, and subtracting the fourth quarter of Advanced Machine Vision's fiscal 1999 (the three months ended December 31, 1999) from, the results of Advanced Machine Vision's fiscal year ended December 31,1999. The Unaudited Pro Forma Condensed Combined Balance Sheet is prepared as of March 31, 2000 and illustrates the effects of the merger as if it had occurred on that date. The Unaudited Pro Forma Condensed Combined Statements of Earnings are prepared for the six months ended March 31, 2000 and for the year ended September 30, 1999 and illustrate the effects of the merger as if they had occurred as of the beginning of the earliest period presented. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements and accompanying notes of Key Technology, included elsewhere herein, and the historical financial statements and accompanying notes of Advanced Machine Vision, also included elsewhere herein. The pro forma condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or the results of operations that would have actually been reported had the merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial positions or results of operations.

    In addition to not reflecting any cost savings or synergies potentially resulting from the merger, the pro forma financial statements do not reflect the following one-time charges: (a) an estimated $1,700,000 of dilution in gross margins related to the write-up of work-in-process and finished goods acquired which is expected to be realized primarily during the first 12 months following the merger; (b) an allocation of $2,500,000 to in process research and development which will be written off immediately after the merger; and (c) approximately $1,500,000 of costs expected to be incurred during the first 12 months following the merger associated with the integration of the two companies, primarily related to reorganization, staff integration and training.

    In determining the purchase price of the acquisition, management has estimated the fair value of the preferred stock and warrants to be given as consideration by using the discounted present value of potential cash flows of such equity instruments. The cost of the acquisition has been allocated to the assets acquired and liabilities assumed based on their estimated fair values as determined by management. The determination of the purchase price as well as the allocation of the costs of the acquisition are preliminary. Prior to completion of the merger, a valuation of the purchase price and allocations of acquisition costs will be performed. Key Technology management believes this valuation may derive a purchase price and an allocation of costs that is different than that shown in the pro forma financial statements.

                      KEY TECHNOLOGY, INC AND SUBSIDIARIES

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2000
                             (DOLLARS IN THOUSANDS)

                                               HISTORICAL   HISTORICAL    PRO FORMA            PRO FORMA
                                                  KEY          AMVC      ADJUSTMENTS            COMBINED
                                               ----------   ----------   -----------           ---------
ASSETS
Current Assets:
  Cash and Cash Equivalents..................   $ 6,351      $ 2,298      $ (4,673)(1)(2)       $ 3,976
  Short-term Investments.....................     2,485            0                              2,485
  Trade Accounts Receivable, net.............    11,939        2,687                             14,626
  Inventories................................
     Raw Materials...........................     4,694        3,433                              8,127
     Work-in-process and sub-assemblies......     5,625        1,835         1,187(2)             8,647
     Finished Goods..........................     2,753        3,304           550(2)             6,607
                                                -------      -------      --------              -------
       Total Inventories.....................    13,072        8,572         1,737               23,381
  Other Current Assets.......................     1,935        1,088         1,044(2)             4,067
                                                -------      -------      --------              -------
       Total Current Assets..................    35,782       14,645        (1,892)              48,535
Property, Plant, and Equipment, Net..........     8,073        4,713           814(2)            13,600
Goodwill and Other Intangibles, Net..........     1,501        3,995        11,867(2)            17,363
Other Assets.................................       624        1,952         7,101(2)             9,677
                                                -------      -------      --------              -------
       Total.................................   $45,980      $25,305      $ 17,890              $89,175
                                                =======      =======      ========              =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable and Accrued Liabilities...   $ 9,404      $ 3,029      $  2,900(2)           $15,333
  Customer Deposits..........................     2,559        1,917                              4,476
  Short-term Borrowings and Debt.............       291           43         1,000(2)             1,334
                                                -------      -------      --------              -------
       Total Current Liabilities.............    12,254        4,989         3,900               21,143
Long-term Debt...............................       510        6,284         9,000(2)            15,794
Other Long-term Liabilities..................         0            0         4,090(2)             4,090
Mandatorily Redeemable Preferred Stock and
  Warrants...................................         0        2,579        14,853(2)            17,432
Total Shareholder's Equity...................    33,216       11,453       (13,953)(1)(2)(3)     30,716
                                                -------      -------      --------              -------
       Total.................................   $45,980      $25,305      $ 17,890              $89,175
                                                =======      =======      ========              =======

                               KEY TECHNOLOGY INC.

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2000

Adjustments

(1) To record the assumed exercise of 1,139,000 Advanced Machine Vision stock options for Advanced Machine Vision common stock in a cashless exercise and the use of $415,000 to repurchase 1,260,000 shares exercisable under the stock option plans.

(2) To record the acquisition and adjust the purchased assets to fair market value, including the recognition of goodwill. For illustrative purposes the acquisition price has been calculated as follows:

    PURCHASE PRICE:

    Cash, mandatorily redeemable preferred stock and warrants
     issued for 13,658,491 shares of Advanced Machine Vision
     common stock..............................................  $ 28,410,000
    Redeemable preferred stock and warrants issued in exchange for Advanced Machine Vision mandatorily redeemable
     preferred stock...........................................     2,680,000
    Acquisition costs..........................................       600,000
                                                                 ------------
    Total purchase price.......................................  $ 31,690,000
                                                                 ============

    FINANCING:

    Cash.......................................................  $  4,258,000
    Long-term debt.............................................    10,000,000
    Mandatorily redeemable preferred stock and warrants........    17,432,000
                                                                 ------------
    Total......................................................  $ 31,690,000
                                                                 ============

    THE PURCHASE PRICE IS ALLOCATED AS FOLLOWS:

    Cash.......................................................  $  1,883,000
    Trade accounts receivable..................................     2,687,000
    Inventories................................................    10,309,000
    Other current assets.......................................     2,132,000
    Property, plant and equipment..............................     5,527,000
    Goodwill and other intangibles.............................    18,362,000
    Other assets...............................................     9,053,000
    Liabilities assumed (including $2,900,000 of relocation and
     severance accruals).......................................   (18,263,000)
                                                                 ------------
    Total......................................................  $ 31,690,000
                                                                 ============

    Included in goodwill and other intangibles is $2,500,000 of in-process research and development which would be written off immediately upon consummation of the merger, $5,000,000 of existing patents and technology and approximately $11,000,000 of goodwill. These allocations were based on preliminary valuations performed by Key Technology management. The allocation of the purchase price may change pending a final analysis of the value of the assets acquired and liabilities assumed. The effect of such changes could be material and any increases in the amounts allocated to acquired technology and other identified intangible assets and goodwill resulting from changes could increase the negative effect of the amortization on earnings per share.

(3) Reflects the elimination of Advanced Machine Vision's shareholders' equity of $11,453,000 and write-off of $2,500,000 of purchased in-process research and development.

                      KEY TECHNOLOGY, INC AND SUBSIDIARIES

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED SEPTEMBER 30, 1999
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                HISTORICAL   HISTORICAL    PRO FORMA         PRO FORMA
                                                   KEY          AMVC      ADJUSTMENTS        COMBINED
                                                ----------   ----------   -----------        ---------
Net Sales.....................................   $68,028      $24,307                         $92,335
Cost of Sales.................................    42,281       11,196                          53,477
                                                 -------      -------      --------           -------
Gross Profit..................................    25,747       13,111             0            38,858
Operating Expenses:
  Selling and Marketing.......................    11,125        5,584                          16,709
  Research and Development....................     4,347        5,521                           9,868
  General and Administrative..................     5,550        3,716           526(1)(2)       9,792
                                                 -------      -------      --------           -------
Total Operating Expense.......................    21,022       14,821           526            36,369
                                                 -------      -------      --------           -------
Income (Loss) From Operations.................     4,725       (1,710)         (526)            2,489
Other Income (Expense)........................       436         (323)         (780)(3)          (667)
                                                 -------      -------      --------           -------
Earnings (Loss) Before Income Taxes...........     5,161       (2,033)       (1,306)            1,822
Income Tax Expense (Benefit)..................     1,632       (2,152)        1,017(4)(5)         497
                                                 -------      -------      --------           -------
Net Earnings (Loss)...........................   $ 3,529      $   119      $ (2,323)          $ 1,325
                                                 =======      =======      ========           =======
Net Earnings Per Share -- Basic...............   $  0.75      $  0.01              (6)        $  0.04
                                                 =======      =======      ========           =======
Net Earnings Per Share -- Diluted.............   $  0.75      $  0.01              (6)        $  0.04
                                                 =======      =======      ========           =======
Shares used in Per Share
  Calculation -- Basic........................     4,707       12,005       (12,005)(7)         4,707
                                                 =======      =======      ========           =======
Shares used in Per Share
  Calculation -- Diluted......................     4,711       12,005       (12,005)(7)         4,711
                                                 =======      =======      ========           =======

                               KEY TECHNOLOGY INC.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED SEPTEMBER 30, 1999

Adjustments

(1) To record the depreciation associated with a $435,000 fair market value purchase adjustment to buildings, taken over a 20-year life on a straight line basis.

(2) To record amortization of purchased intangibles and goodwill, net of amounts already recorded in Advanced Machine Visions' historical financial statements. This adjustment consists of the following:

        Amortization of patents and existing technologies over 10
         years on a straight line basis............................  $ 500,000
        Amortization of goodwill over 15 years on a straight line
         basis.....................................................    724,000
        Less: amounts recorded in Advanced Machine Vision's
         historical statements.....................................   (720,000)
                                                                     ---------
        Total.....................................................  $ 504,000
                                                                     =========

(3) To record interest expense assuming an interest rate of 7.8% on the $10,000,000 debt incurred as part of the acquisition. An increase of 1/8% in the assumed interest rate would increase interest expense recorded by $12,500 annually.

(4) To record the income tax effect of pro forma adjustments using the statutory tax rate of 34%.

(5) To adjust income taxes to eliminate the effect of Advanced Machine Vision income tax asset revaluation reserves. Advanced Machine Vision recorded income tax benefits based upon expected utilization of temporary differences and a portion of net operating loss carry-forwards. This adjustment has been reversed and income taxes recalculated using the statutory tax rate of 34%. The net adjustment increases income tax expense by $1,461,000. This adjustment is required, as had the merger been in effect as of the beginning of the fiscal year, these income tax benefits would have already been recorded as part of the acquisition. Consequently, the income tax benefit of Advanced Machine Vision's operating loss would have been $691,000 on a consolidated basis using the statutory tax income tax rate.

(6) The mandatorily redeemable preferred stock has been recorded at the discounted present value of cash flows. As this amount is less than the mandatory redemption value, the difference must be accreted to retained earnings over the mandatory two-year holding period. This amount is estimated to be $1,115,000 in the first fiscal year. For purposes of computing basic earnings per share this amount is treated as a dividend to preferred shareholders, and as such, is a reduction in net income available to common shareholders.

(7) To eliminate Advanced Machine Vision shares purchased. The effects of assuming full conversion of Key Technology preferred stock and stock warrants are anti-dilutive and are therefore not assumed to convert in calculating diluted earnings per share. An additional 1,480,000 Key Technology shares would be issued assuming full conversion of the Key Technology preferred stock and stock warrants according to the conversion terms described in the merger agreement.

                      KEY TECHNOLOGY, INC AND SUBSIDIARIES

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                     FOR THE SIX MONTHS ENDED MARCH 31, 2000
                       IN THOUSANDS, EXCEPT PER SHARE DATA

                                                   HISTORICAL   HISTORICAL    PRO FORMA         PRO FORMA
                                                    KEY TECH       AMVC      ADJUSTMENTS        COMBINED
                                                   ----------   ----------   -----------        ---------
Net Sales........................................   $32,160      $10,698      $     --           $42,858
Cost of Sales....................................    20,285        5,934            --            26,219
                                                    -------      -------      --------           -------
Gross Profit.....................................    11,875        4,764             0            16,639
Operating Expenses:
  Selling and Marketing..........................     5,739        3,571            --             9,310
  Research and Development.......................     2,404        2,217            --             4,621
  General and Administrative.....................     2,632        2,361           263(1)(2)       5,256
                                                    -------      -------      --------           -------
Total Operating Expense..........................    10,775        8,149           263            19,187
                                                    -------      -------      --------           -------
Income (Loss) From Operations....................     1,100       (3,385)         (263)           (2,548)
Other Income (Expense)...........................       279         (233)         (351)(3)          (305)
                                                    -------      -------      --------           -------
Earnings (Loss) Before Income Taxes..............     1,379       (3,618)         (614)           (2,853)
Income Tax Expense (Benefit).....................       455           16        (1,455)(4)(5)       (984)
                                                    -------      -------      --------           -------
Net Earnings (Loss)..............................   $   924      $(3,634)     $    841           $(1,869)
                                                    =======      =======      ========           =======
Net Earnings (Loss) Per Share -- Basic...........   $  0.20      $ (0.30)           --(6)        $ (0.52)
                                                    =======      =======                         =======
Net Earnings (Loss) Per Share -- Diluted.........   $  0.20      $ (0.30)           --(6)        $ (0.52)
                                                    =======      =======                         =======
Shares used in Per Share Calculation -- Basic....     4,717       12,285       (12,285)(7)         4,717
                                                    =======      =======      ========           =======
Shares used in Per Share Calculation --Diluted...     4,720       12,285       (12,288)(7)         4,717
                                                    =======      =======      ========           =======

                               KEY TECHNOLOGY INC.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                     FOR THE SIX MONTHS ENDED MARCH 31, 2000

    Adjustments

(1) To record the depreciation associated with a $435,000 fair market value purchase adjustment to buildings, taken over a 20-year life on a straight line basis.

(2) To record amortization of purchased intangibles and goodwill, net of amounts already recorded in Advanced Machine Visions' historical financial statements. This adjustment consists of the following:

    Amortization of patents and existing technologies over 10
     years on a straight line basis...........................  $ 250,000
    Amortization of goodwill over 15 years on a straight line
     basis....................................................    362,000
    Less: amounts recorded in Advanced Machine Vision's

    historical statements.....................................   (360,000)
                                                                ---------
    Total.....................................................  $ 252,000
                                                                =========

(3) To record interest expense assuming an interest rate of 7.80% on the $9,000,000 remaining of debt incurred as part of the acquisition. An increase of 1/8% in the assumed interest rate would increase interest expense recorded by $11,250 annually.

(4) To record the income tax effect of pro forma adjustments using the statutory tax rate of 34%.

(5) To adjust income taxes to eliminate the effect of Advanced Machine Vision income tax asset revaluation reserves. During this interim period, Advanced Machine Vision recorded no income tax benefit associated with the net operating loss as they did not expect to be able to utilize the operating loss for tax purposes. An income tax benefit of $1,230,000 has been recorded as an adjustment to reflect the income tax benefit of the net operating loss using an the statutory tax rate of 34%. This adjustment is required, as had the merger been in effect as of the beginning of fiscal year, these income tax benefits would now be realized on a consolidated basis.

(6) The mandatorily redeemable preferred stock has been recorded at the discounted present value of cash flows. As this amount is less than the mandatory redemption value, the difference must be accreted to retained earnings over the mandatory two-year holding period. This amount is estimated to be $600,000 in the first six months of this fiscal year. For purposes of computing basic earnings per share this amount is treated as a dividend to preferred shareholders, and as such, is a reduction in net income available to common shareholders.

(7) To eliminate Advanced Machine Vision shares purchased. The effects of assuming full conversion of Key Technology preferred stock and stock warrants are anti-dilutive and are therefore not assumed to convert in calculating diluted earnings per share. An additional 1,480,000 Key Technology shares would be issued assuming full conversion of the Key Technology preferred stock and stock warrants according to the conversion terms described in the merger agreement.

      (c)   Exhibits.



      EXHIBIT NO.   DESCRIPTION
      -----------   -----------------------------------------------------------

           2.1 Agreement and Plan of Merger by and among Key Technology, Inc., KTC Acquisition Corp. and Advanced Machine Vision Corporation, effective February 15, 2000, as amended by Amendment No. 1 dated as of February 25, 2000, and as amended by Amendment No. 2 dated as of April 24, 2000.

           99.1     Key Technology, Inc. Press Release issued July 12, 2000.

           99.2     Key Technology, Inc. Press Release issued July 13, 2000.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

                                       KEY TECHNOLOGY, INC.


                                       By:
                                          --------------------------------

                                           Thomas C. Madsen, President and
                                              Chief Executive Officer

Dated:  July 27, 2000

                                  EXHIBIT INDEX



      EXHIBIT NO.   DESCRIPTION
      -----------   -----------------------------------------------------------

           2.1 Agreement and Plan of Merger by and among Key Technology, Inc., KTC Acquisition Corp. and Advanced Machine Vision Corporation, effective February 15, 2000, as amended by Amendment No. 1 dated as of February 25, 2000, and as amended by Amendment No. 2 dated as of April 24, 2000.

          99.1      Key Technology, Inc. Press Release issued July 12, 2000.

          99.2      Key Technology, Inc. Press Release issued July 13, 2000.